Exhibit 99.1

April 29, 2015

Reference is made to the registration statement on Form S-1 (No. 333-198704) filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of Energy & Exploration Partners, Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the sections of the Registration Statement entitled “Prospectus Summary—Our Operating Areas— East Texas Stacked Play” and “Business—Our Operating Areas—East Texas Stacked Play.” We further advise the Company, its underwriters and legal counsel that our role has been limited to the provision of such statistical data supplied by us.

With respect to such statistical data, we advise you that:

•	some information in our database is derived from estimates or subjective judgments;

•	the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

DRILLING INFO, INC.

By:	/s/ Shawn M. Shillington
Name: Shawn M. Shillington
Title: Secretary and Assistant General Counsel